Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2009 – 2nd QUARTER EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:            Thomas R. Rosazza, President/CEO (540) 778-2294

Stanley, VA, July 30, 2009 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent company of Pioneer Bank, reported net earnings of $722,000 as of June 30, 2009, as compared to $736,000 for the same period last year. Earnings per share as of June 30, 2009 were $0.71 compared to $0.73 for the first six months of 2008.

The Company had asset growth of approximately $5.8 million during the first six months of 2009. Investments in securities available for sale increased by $539,000 for the period ending June 30, 2009, as compared to total securities available for sale at December 31, 2008. Investments in interest bearing deposits decreased by $3.3 million for the first six months of 2009 and investments in Federal Funds Sold increased by approximately $2.8 million for the same period, as compared to balances as of December 31, 2008. The Company’s loan portfolio increased by approximately $5.0 million or 4.17% during the first six months of 2009, with the majority of this growth being in small to medium sized commercial and residential real estate loans. The deposit portfolio increased by $5.1 million or 3.96% during the same period, with the majority of this growth being in the category of interest bearing demand deposit accounts. The Company’s capital position as of June 30, 2009 was approximately $17.3 million, or 10.67% as a percentage of total assets.

The Company’s book value as of June 30, 2009 was $16.90 per share, as compared to a book value of $16.52 per share as of December 31, 2008. This represents an increase of 2.30%. Shareholder dividend payments for the first six months of 2009 totaled $0.29 per share, and were the same as the dividend amount paid for the first half of 2008.

Management recognizes that prevailing economic conditions may have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates Pioneer Bank with six banking locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg, Stanardsville, and Charlottesville, Virginia.

Additional financial highlights for the period ending June 30, 2009 are included in the table below.

PIONEER BANKSHARES, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except for per share data)

Unaudited

	For the Quarter Ended June 30,
	2009	2008
Condensed Statement of Income

Interest and dividend income	$4,714	$5,293
Interest expense	1,526	1,990

Net interest income	3,188	3,303

Provision for loan losses	425	196

Net interest income after provision for loan losses	2,763	3,107

Non-interest income	711	675
Non-interest expense	2,409	2,679

Income before income taxes	1,065	1,103
Income tax expense	343	367

Net Income	$722	$736

Per Share Information
Net income per share, basic and diluted	$0.71	$0.73
Dividends per share	0.29	0.29
Book value per share	16.90	16.27

	June 30, 2009	December 31, 2008
Balance Sheet Summary

Total Assets	$161,872	$156,110
Total Deposits	134,083	128,978
Total Loans, Net of Unearned	124,195	119,225
Stockholders’ Equity	17,270	16,805